Exhibit 5.1

Brent B. Siler

T: +1 703 456 8058

bsiler@cooley.com

November 6, 2013

Millennial Media, Inc.

2400 Boston Street, Suite 201

Baltimore, Maryland 21224

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Millennial Media, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 861,584 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable or reserved for issuance pursuant to the Amended and Restated Jumptap, Inc. 2005 Stock Option and Grant Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, (c) the Company’s Amended and Restated Bylaws, as currently in effect, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler

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